Exhibit 99.1
CONSENT OF LEHMAN BROTHERS
     We hereby consent to the use of our opinion letter dated April 2, 2008 to the Board of Directors of Patriot Coal Corporation (the “Company”) attached as Annex C to the Company’s Proxy Statement/Prospectus on Form S-4 (the “Prospectus”) and to the references to our firm in the Prospectus under the heading “Opinion of Lehman Brothers.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

By:	/s/ Robert H. Milius
	Name:	Robert H. Milius
	Title:	Managing Director

New York, New York
May 14, 2008